As filed with the Securities and Exchange Commission on April 27, 2017

Registration No. 333-146338

Registration No. 333-159878

Registration No. 333-200849

Registration No. 333-203823

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-146338

Registration Statement No. 333-159878

Registration Statement No. 333-200849

Registration Statement No. 333-203823

Energy Transfer Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	73-1493906
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8111 Westchester Drive, Suite 600 Dallas, TX	75225
(Address of Principal Executive Offices)	(Zip Code)

Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Plan

Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan

Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan

Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan

(Full Title of the Plans)

Thomas E. Long

Chief Financial Officer

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225 (214) 981-0700

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-146338, filed on September 26, 2007, registering 1,800,000 common units representing limited partner interests (the “Common Units”), of ETP under the Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Plan.

•	Registration Statement No. 333-159878, filed on June 10, 2009, registering 5,000,000 Common Units of ETP under the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan.

•	Registration Statement No. 333-200849, filed on December 11, 2014, registering an additional 5,500,000 Common Units of ETP under the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan.

•	Registration Statement No. 333-203823, filed on May 4, 2015, registering 1,080,498 Common Units of ETP under the Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan.

On April 26, 2017, the common unitholders of ETP approved the Agreement and Plan of Merger, dated as of November 20, 2016, as amended by Amendment No. 1 thereto, dated as of December 16, 2016 (as so amended, the “Merger Agreement”), by and among (i) ETP, (ii) Energy Transfer Partners GP, L.P., a Delaware limited partnership, (iii) Sunoco Logistics Partners L.P., a Delaware limited partnership (“SXL”), (iv) Sunoco Partners LLC, a Pennsylvania limited liability company, (v) SXL Acquisition Sub LLC, a Delaware limited liability company, (vi) SXL Acquisition Sub LP, a Delaware limited partnership (“SXL Merger Sub LP”), and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P., a Delaware limited partnership. Pursuant to the terms of the Merger Agreement, SXL Merger Sub LP merged with ETP, with ETP continuing as the surviving entity and as a direct wholly owned subsidiary of SXL (the “Merger”). Each outstanding common unit representing a limited partner interest of ETP was converted into the right to receive 1.5 newly issued SXL common units representing limited partner interests of SXL.

In connection with the anticipated completion of the transactions contemplated by the Merger Agreement, ETP has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by ETP in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, ETP hereby removes from registration all of such securities of ETP registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas on April 27, 2017.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in their capacities indicated, which are with Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of Energy Transfer Partners, L.P., on the dates indicated:

Signature	Title	Date

/s/ Kelcy L. Warren Kelcy L. Warren	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 27, 2017

/s/ Thomas E. Long Thomas E. Long	Chief Financial Officer (Principal Financial Officer)	April 27, 2017

/s/ A. Troy Sturrock A. Troy Sturrock	Vice President and Controller (Principal Accounting Officer)	April 27, 2017

/s/ Matthew S. Ramsey Matthew S. Ramsey	President, Chief Operating Officer and Director	April 27, 2017

/s/ David K. Skidmore David K. Skidmore	Director	April 27, 2017

/s/ Ted Collins, Jr. Ted Collins, Jr.	Director	April 27, 2017

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Director	April 27, 2017

/s/ Michael K. Grimm Michael K. Grimm	Director	April 27, 2017